Avantry Ltd. And Its Consolidated Subsidiary Interim Financial Statements As of March 31, 2006 (Unaudited)

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Avantry Ltd.

and its Consolidated Subsidiary

Financial Statements as of March 31, 2006

Table of Contents

Page

Independent Auditors’ Review Report

2

Balance Sheets

3

Statements of Operations

4

Statements of Changes in Shareholders’ Equity

5

Statements of Cash Flows

6 - 7

Notes to the Interim Financial Statements

8

The Board of Directors

Avantry Ltd.

Review of the interim financial statements for the three-month period ended

March 31, 2006

At your request, we have reviewed the interim consolidated balance sheet of Avantry Ltd. (“the Company”) and its subsidiary as of March 31, 2006 and the related consolidated statements of operations, statements of changes in shareholders’ equity and consolidated statements of cash flows for the three-month period then ended.

Our review was carried out in accordance with procedures prescribed by the Institute of Certified Public Accountants in Israel and included, inter alia, reading the said financial statements, reading the minutes of Shareholders Meetings and of the Board of Directors and its committees, as well as making inquiries of those responsible for financial and accounting matters.

Since such a review is limited in scope and does not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the interim financial statements.

In the course of our review, nothing came to our attention which would indicate the necessity of making any material modifications to the interim financial statements referred to above in order for them to be in conformity with generally accepted accounting principles in the United States.

We draw attention to Note 2 regarding substantial doubts about the Company's ability to continue as a "going concern". The Company does not generate significant cash resources for continuing operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (See also Note 3).

Sincerely yours,

Somekh Chaikin

Certified Public Accountants (Isr.)

_________, 2006

Avantry Ltd.

and its Consolidated Subsidiary

Balance Sheets

March 31	March 31	December 31
2006	2005	2005
Unaudited		Audited
USD thousands

Current assets
Cash and cash equivalents	940	2,462	1,540
Accounts receivable:
Trade	224	1,452	1,027
Chief Scientist	59	311	59
Other	41	168	20
Inventories	419	1,961	589
Related parties	1	2	2
	1,684	6,356	3,237

Deposits	67	133	74

Amount funded for employees rights upon retirement	410	932	414

Fixed assets, net	975	1,509	1,093

Other assets, net	1,348	2,695	1,685

	4,484	11,625	6,503
Current liabilities
Current maturities of long-term liabilities and bank credit	900	120	1,377
Accounts payable:
Trade	346	1,972	692
Other	1,492	3,791	1,792
	2,738	5,883	3,861
Long-term liabilities
Loans from bank	-	1,238	-
Loans from shareholders	1,787	1,306	1,671
Employee's rights upon retirement	462	1,047	477
	2,249	3,591	2,148

Shareholders’ (deficit) equity	(503)	2,151	494

	4,484	11,625	6,503

The accompanying notes are an integral part of the financial statements.

Chairman of the Board	Chief Executive Officer	Chief Financial Officer

___________ 2006

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Avantry Ltd.

and its Consolidated Subsidiary

Statements of Operations

		Year ended
Three months ended March 31		December 31
2006	2005	2005
Unaudited		Audited
USD thousands

Sales	575	3,299	9,482

Cost of sales	(564)	(2,250)	(6,627)

Gross profit	11	1,049	2,855

Research and development costs, net	(248)	(748)	(1,534)

Sales and marketing expenses	(98)	(386)	(951)

General and administrative expenses	(154)	(233)	(838)

Operating loss	(489)	(318)	(468)

Financing expenses, net	(170)	(183)	(665)

Other expenses	(338)	(342)	(1,348)

Net loss	(997)	(843)	(2,481)

The accompanying notes are an integral part of the financial statements.

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Avantry Ltd.

and its Consolidated Subsidiary

Statements of Changes in Shareholders’ Equity

Share	Additional	Accumulated	Total
Capital	paid-in	loss	shareholders’
	capital (1)		equity
USD thousands

Year ended December 31, 2005 (audited)

Balance as of January 1, 2005	129	37,949	(35,059)	3,019
Changes during the period:
Exercise of options	*-	-	-	-
Employee stock options compensation	-	(44)	-	(44)
Net loss for the year	-	-	(2,481)	(2,481)

Balance as of December 31, 2005	129	37,905	(37,540)	494

Three months ended March 31, 2006
(unaudited)
Changes during the period:
Net loss for the period	-	-	(997)	(997)

Balance as of March 31, 2006	129	37,905	(38,537)	(503)

Three months ended March 31, 2005
(unaudited)
Balance as of December 31, 2004	129	37,949	(35,059)	3,019
Changes during the period:
Employee stock option compensation	-	(25)	-	(25)
Net loss for the period	-	-	(843)	(843)

Balance as of March 31, 2005	129	37,924	(35,902)	2,151

(1)     Net of issuance costs

*

Less than USD 1 thousand.

The accompanying notes are an integral part of the financial statements.

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Avantry Ltd.

and its Consolidated Subsidiary

Statements of Cash Flows

		Year ended
Three months ended March 31		December 31
2006	2005	2005
Unaudited		Audited
USD thousands

Cash flows from operating activities:
Net loss	(997)	(843)	(2,481)

Adjustments required to reconcile net loss to
net cash used in operating activities :
Depreciation and amortization	452	469	1,842
Loss from disposal of fixed assets	-	5	-
Severance pay, net	(11)	9	(43)
Amortization of deferred compensation and interest
in respect of a loan received from shareholders	116	130	495
Employee stock option compensation	-	(25)	(44)
Erosion of long-term loans and deposit	7	17	73
Amortization of deferred compensation in respect to a loan
received from bank	-	30	119
Decrease (increase) in accounts receivable - trade	803	(15)	410
Decrease (increase) in accounts receivable - other	(21)	35	434
Decrease in inventories	170	301	1,673
Decrease in related parties	1	-	1
Increase (decrease) in accounts payable - trade	(341)	66	(1,192)
Increase in accounts payable - other	(300)	578	(1,421)

Net cash used in operating activities	(121)	757	(134)

Cash flows from investing activities:
Payments for purchase of fixed assets	-	(32)	(37)
Proceeds from disposal of fixed assets	3	1	52

Net cash used in investing activities	3	(31)	15

Cash flows from financing activities:
Repayments of long-term loans to the bank	(477)	-	(70)

Net cash provided by financing activities	(477)	-	(70)

The accompanying notes are an integral part of the financial statements.

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Avantry Ltd.

and its Consolidated Subsidiary

Statements of Cash Flows (cont'd)

		Year ended
Three months ended March 31		December 31
2006	2005	2005
Unaudited		Audited
USD thousands

Effect of exchange rate changes on cash	(5)	(3)	(10)

Increase (decrease) in cash and cash equivalents	(600)	723	(199)

Cash and cash equivalents at beginning of period	1,540	1,739	1,739

Cash and cash equivalents at end of period	940	2,462	1,540

Supplementary information:

Cash paid for interest		30	132

Non cash transactions

Fixed assets	12	-

The accompanying notes are an integral part of the financial statements.

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Avantry Ltd.

and its Consolidated Subsidiary

Notes to the Financial Statements as of March 31, 2006 (unaudited)

Note 1 - General

A.

Avantry Ltd. (hereinafter - “the Company”) was incorporated on October 23, 1996 as an Israeli company and commenced operations in January 1997.

Substantially, due to the significant research and development expenditures required for the development of its products, the Company has generated losses each year since its inception.

On March 30, 2004, the Company merged with RadioTel and according to shareholder's decision dated June 24, 2004  the Company changed its name from Witcom Ltd. to Avantry Ltd.

B.

The accompanying unaudited consolidated financial statements were prepared in accordance with the generally accepted accounting principles in the United States of America. All adjustments which are, in the opinion of management, of a normal recurring nature and are necessary for a fair presentation of the interim financial statements, have been included.  The results of operations for the period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

The Company applied a modified prospective approach of FAS 123 as of January 1, 2005.

The accounting policy applied in these interim financial statements is consistent with that applied to the audited financial statements as at December 31, 2005, excluding the above-mentioned.

C.

The accounting records of Avantry Ltd. are maintained in New Israeli shekels ("NIS") and U.S. dollars ("USD").  The Company's functional and reporting currency is the USD.

Transactions denominated in foreign currencies other than the USD are translated into the reporting currency using current exchange rates.  Gains and loses from the translation of foreign currency balances are recorded in the statement of operations.

D.

The high technology industry in which the Company is involved is highly competitive and is characterized by the risks of rapidly changing technologies and penetration into the world market requires the investment of considerable resources and continuous development efforts. The Company’s future success is dependent upon several factors including, the technological quality and price/performance of its products relative to those of its competitors.  There can be no assurance that the Company will be able to maintain the high technological quality of its product or to continue to develop or market its new products effectively.

Avantry Ltd.

and its Consolidated Subsidiary

Notes to the Financial Statements as of March 31, 2006 (unaudited)

Note 2 - Going Concern

The Company's current budget and sales forecast do not support sufficient resources of cash that will allow it to continue operating as a going concern in the coming 12 months. Therefore, its continued operations are largely dependent upon financial support of its shareholders which is undergoing discussions as well as licensing for cash of certain IP rights to third party.

The financial data do not include any adjustment that might result from the outcome of this uncertainty.

Note 3 - Material Events during the Period

On February 7, 2006, the Company entered into a merger agreement (hereinafter - the “Agreement”) with Unity Wireless Corporation (hereinafter - "Unity") and Unity Wireless Microwave Systems Ltd., a wholly-owned subsidiary of Unity (hereinafter - "Unity Israel").

Pursuant to the Agreement, at the closing of the merger between the Company and Unity Israel, which is currently expected to take place in April 2006, (hereinafter - the "Expected Closing Date"), the Company (the target company in the merger) is to be merged with and into Unity Israel (the absorbing company in the merger), and the separate corporate existence of the Company will cease.

According to the terms of the Agreement and the terms of a shareholders instrument signed by the holders of the shareholders convertible loan, all indebtedness of the Company to such shareholders, including the principal and all accrued interest, will immediately prior to the Expected Closing Date convert into Series A Preferred Shares of the Company.

In January 2006, the Company obtained the bank's consent to enter into the agreement under certain terms. As part of this consent and pending closing of the transaction the remaining amount of the bank's loan shall be repaid to the bank by Unity Israel over a period of 12 months from the Expected Closing Date.